UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2011
AMERICAN INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
180 Maiden Lane
New York, New York 10038
(Address of principal executive offices)
Registrant’s telephone number, including area code: (212) 770-7000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
On October 12, 2011, American International Group, Inc. (“AIG”) entered into (i) a $3,000,000,000 Four-Year Credit Agreement (the “Four-Year Credit Agreement”) among AIG, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Several L/C Agent party thereto; and (ii) a $1,500,000,000 364-Day Credit Agreement (the “364-Day Credit Agreement”, and together with the Four-Year Credit Agreement, the “AIG Credit Agreements”) among AIG, the subsidiary borrowers party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. The Four-Year Credit Agreement provides for revolving loans as well as for letters of credit, with a $1.5 billion sublimit on outstanding letters of credit at any time. All $1.3 billion of issued and outstanding letters of credit under the Chartis Letter of Credit and Reimbursement Agreement (referred to in Item 1.02 below) are included as letters of credit under the Four-Year Credit Agreement, so that a total of $1.7 billion remains available under the Four-Year Credit Agreement, of which $0.2 billion is available for letters of credit.
The AIG Credit Agreements require AIG to maintain a specified minimum net worth and subject AIG to a limit on total consolidated debt to total consolidated capitalization and total priority debt (defined as debt of AIG’s subsidiaries and secured debt of AIG) to total consolidated capitalization, in each case subject to the limitations and exceptions contained in the relevant agreement. In addition, the AIG Credit Agreements contain certain customary affirmative and negative covenants, including limitations with respect to incurrence of certain types of liens, transactions with affiliates, and certain fundamental changes.
AIG expects that it may draw down on the facilities made available under the AIG Credit Agreements from time to time, and may use the proceeds for general corporate purposes.
Amounts due under the AIG Credit Agreements may be accelerated upon an “event of default,” as defined in the AIG Credit Agreements, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation or occurrence of bankruptcy, subject in some cases to cure periods.
The lenders and the agents (and their respective subsidiaries or affiliates) under the AIG Credit Agreements have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to AIG or its subsidiaries. These parties have received, and may in the future receive, customary compensation from AIG or its subsidiaries for such services.
The foregoing description of the AIG Credit Agreements is qualified in its entirety by reference to the Four-Year Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K, and the 364-Day Credit Agreement, which is filed as Exhibit 10.2 to this Form 8-K, each of which is incorporated herein by reference.
Item 1.02. Termination of a Material Definitive Agreement.
On October 12, 2011, the following credit agreements were terminated upon AIG entering into the AIG Credit Agreements: (i) a $1,500,000,000 Three-Year Credit Agreement, dated as of December 23, 2010, among AIG, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, which was increased by $91 million in the second quarter of 2011; (ii) a $1,500,000,000 364-Day Credit Agreement, dated as of December 23, 2010, among AIG, the subsidiary borrowers party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, which was increased by $91 million in the second quarter of 2011; and (iii) a $1,300,000,000 Letter of Credit and Reimbursement Agreement, dated as of December 23, 2010, among Chartis, Inc., a wholly-owned subsidiary of AIG, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Several L/C Agent party thereto.

Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

10.1	Four-Year Credit Agreement, dated as of October 12, 2011, among AIG, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Several L/C Agent party thereto.

10.2	364-Day Credit Agreement, dated as of October 12, 2011, among AIG, the subsidiary borrowers party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)
Date: October 12, 2011	By:	/s/ Kathleen E. Shannon
		Name:	Kathleen E. Shannon
		Title:	Senior Vice President and Deputy General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1
Four-Year Credit Agreement, dated as of October 12, 2011, among AIG, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Several L/C Agent party thereto.

10.2	364-Day Credit Agreement, dated as of October 12, 2011, among AIG, the subsidiary borrowers party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.